EXHIBIT 99.1

NEWS
RELEASE

2006-17

FOR IMMEDIATE RELEASE
Contact: Doug Aron
(713) 688-9600 x145

FRONTIER OIL REPORTS MOST PROFITABLE THIRD QUARTER IN COMPANY HISTORY

HOUSTON, TEXAS, November 7, 2006 - Frontier Oil Corporation (NYSE: FTO) today announced quarterly net income of $120.9 million, or $1.08 per diluted share for the quarter ended September 30, 2006, compared to net income of $109.2 million or $0.95 per diluted share, for the quarter ended September 30, 2005. For the nine months ended September 30, 2006, Frontier reported net income of $321.8 million, or $2.85 per diluted share, compared to net income of $209.6 million, or $1.85 per diluted share, for the nine months ended September 30, 2005.

Frontier’s ability to process heavy and sour crude oil continues to provide a significant advantage compared to light/sweet crude oil refineries. The Cheyenne light/heavy crude oil differential averaged $16.30 per barrel for the quarter ended September 30, 2006 compared to $14.93 for the same quarter of 2005. Similarly, the WTI/WTS spread increased to $4.69 per barrel for the recent quarter compared to $3.13 per barrel for the third quarter of 2005. The diesel crack spread remained strong throughout the quarter, averaging $26.21 per barrel for the quarter ended September 30, 2006 compared to $18.38 per barrel for the same quarter of 2005. Frontier’s gasoline crack spread was outstanding during July and August but weakened significantly in September. Notwithstanding the tightening in September, the gasoline crack spread averaged $18.38 for the three months ended September 30, 2006 compared to $18.11 for the three months ended September 30, 2005.

Frontier’s total charges for the third quarter of 2006 averaged 175,907 barrels per day (bpd), slightly below the average 176,566 bpd the Company charged in the third quarter of 2005. The most recent quarter’s total charge rate represents the second highest charge rate in Company history.

Frontier’s Chairman, President and CEO, James Gibbs, commented, “We are pleased with the continued strength and profitability of our business. Although we have seen a seasonal reduction in gasoline margins, diesel remains strong and our crude oil differentials are excellent. We are excited about the capital projects we recently announced and are committed to delivering these projects on time and on budget. These projects represent much higher return opportunities than other growth opportunities currently available to us. As always, we are focused on creating value and returning it to our shareholders as efficiently as possible.”

For the three months ending September 30, 2006, Frontier generated $141.1 million in cash before changes in working capital, while investing approximately $26.3 million in capital expenditures and repurchasing approximately 1.7 million shares of its common stock. Frontier’s cash balance of $396.5 million exceeded debt by $246.5 million as of September 30, 2006. There were no borrowings under the Company’s revolving credit facility. For the nine months ended September 30, 2006, Frontier generated $382.6 million in cash before changes in working capital, while investing $93.6 million in capital expenditures and $85.4 million in share repurchases (3.2 million shares). Subsequent to the end of the third quarter 2006, Frontier repurchased an additional 354,000 shares, completing the $100 million share repurchase that was announced in December of 2005.

The third quarter 2006 results include an after-tax inventory loss of approximately $15.7 million or $0.14 per diluted share, compared to a gain of $25.4 million, or $0.22 per diluted share, for the third quarter of 2005. The nine months ended September 30, 2006 include an after-tax inventory gain of approximately $7.9 million or $0.07 per diluted share compared to a gain of $43.7 million, or $0.39 per diluted share for the same period in 2005.

Conference Call

A conference call is scheduled for today, November 7, 2006, at 11:00 a.m. eastern time, to discuss the financial results. To access the call, please dial (866) 564-7444. For those individuals outside the United States, please call (719) 234-0008. A recorded replay of the call may be heard through November 21, 2006 by dialing (888) 203-1112 (international callers (719) 457-0820) and entering the code 1393846. In addition, the real-time conference call and a recorded replay will be webcast by PR Newswire. To access the call or the replay via the Internet, go to www.frontieroil.com and register from the Investor Relations page of the site.

Frontier operates a 110,000 bpd refinery located in El Dorado, Kansas, and a 52,000 bpd refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states. Information about the Company may be found on its web site www.frontieroil.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

FRONTIER OIL CORPORATION

	Nine Months Ended		Three Months Ended
	September 30		September 30
	2006	2005	2006	2005
INCOME STATEMENT DATA ($000's except per share)
Revenues	$3,708,694	$2,850,850	$1,381,135	$1,185,930
Raw material, freight and other costs	2,939,309	2,282,546	1,110,214	931,495
Refining operating expenses, excluding depreciation	211,703	173,877	68,188	58,702
Selling and general expenses, excluding depreciation	36,823	25,118	15,094	8,677
Merger termination and legal costs	-	47	-	10
Operating income before depreciation	520,859	369,262	187,639	187,046
Depreciation, accretion and amortization	30,046	26,661	11,138	9,796
Operating income	490,813	342,601	176,501	177,250
Interest expense and other financing costs	8,898	8,335	3,616	2,359
Interest and investment income	(12,393)	(3,864)	(5,937)	(2,137)
Provision for income taxes	172,462	128,548	57,938	67,843
Net income	$321,846	$209,582	$120,884	$109,185
Net income per diluted share	$2.85	$1.85	$1.08	$0.95
Average shares outstanding (000's)	113,025	113,398	112,324	114,606

OTHER FINANCIAL DATA ($000's)
EBITDA (1)	$520,859	$369,262	$187,639	$187,046
Cash flow before changes in working capital	382,576	287,366	141,070	141,851
Working capital changes	(99,163)	(47,625)	(19,714)	(1,274)
Net cash provided (used) by operating activities	283,413	239,741	121,356	140,577
Net cash provided (used) by investing activities	(101,110)	(78,532)	(26,309)	(20,157)

OPERATIONS
Consolidated
Operations (bpd)
Total charges	171,215	166,249	175,907	176,566
Gasoline yields	80,877	80,449	79,298	85,827
Diesel yields	56,575	54,216	62,137	55,409
Total sales	171,073	166,656	174,803	177,196

Refinery operating margins information ($ per bbl)
Refined products revenue	$78.87	$62.69	$84.63	$72.85
Raw material, freight and other costs	62.94	50.17	69.04	57.14
Refinery operating expenses, excluding depreciation	4.53	3.82	4.24	3.60
Depreciation, accretion and amortization	0.64	0.58	0.69	0.60

Cheyenne Refinery Light/Heavy crude oil differential ($ per bbl)	$16.82	$14.39	$16.30	$14.93
WTI/WTS Differential ($ per bbl)	5.34	4.16	4.69	3.13
El Dorado Refinery Light/Heavy crude oil differential ($ per bbl)	19.91	n/a	12.83	n/a

BALANCE SHEET DATA ($000's)	At September 30, 2006		At December 31, 2005
Cash, including cash equivalents (a)		$396,455		$356,065
Working capital		458,093		262,264
Short-term and current debt (b)		-		-
Total long-term debt (c)		150,000		150,000
Shareholders' equity (d)		691,254		445,059
Net debt to book capitalization (b+c-a)/(b+c-a+d)		-55.4%		-86.2%

(1) EBITDA represents income before interest expense and other financing costs, interest and investment income, income tax, and depreciation, accretion and amortization. EBITDA is not a calculation based upon generally accepted accounting principles; however, the amounts included in the EBITDA calculation are derived from amounts included in the consolidated financial statements of the Company. EBITDA should not be considered as an alternative to net income or operating income, as an indication of operating performance of the Company or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because the Company believes it enhances an investor’s understanding of Frontier’s ability to satisfy principal and interest obligations with respect to Frontier’s indebtedness and to use cash for other purposes, including capital expenditures. EBITDA is also used for internal analysis and as a basis for financial covenants. Frontier’s EBITDA for the nine months and three months ended September 30, 2006 and 2005 is reconciled to net income as follows:

	Nine Months Ended		Three Months Ended
	September 30		September 30
	2006	2005	2006	2005
Net income	$321,846	$209,582	$120,884	$109,185
Add provision for income taxes	172,462	128,548	57,938	67,843
Add interest expense and other financing costs	8,898	8,335	3,616	2,359
Subtract interest and investment income	(12,393)	(3,864)	(5,937)	(2,137)
Add depreciation, accretion and amortization	30,046	26,661	11,138	9,796
EBITDA	$520,859	$369,262	$187,639	$187,046

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